Exhibit 10.12

CONFIDENTIAL

FINANCIAL ADVISORY AND INVESTOR RELATIONS CONSULTING

AGREEMENT

This Financial Advisory and Investor Relations Consulting Agreement (this “Agreement”) is entered into as of this 13th day of February, 2007 by and between NovaBay Pharmaceuticals, Inc a California corporation (”NovaBay”), and PM Holdings Ltd., a Turks and Caicos company (“PM”).

WHEREAS NovaBay is pursuing an Initial Public Offering (“IPO”) on the Toronto Stock Exchange and the American Stock Exchange, and

WHEREAS NovaBay has no experience of being a publicly held company and, in particular, has no experience of the Canadian and non-U.S. markets; and

WHEREAS PM has experience in creating and implementing financing and investor relations strategies outside the United States;

NOW THEREFORE NovaBay and PM hereby agree as follows:

1. Advisory Relationship. During the Term (as defined below), PM shall be a provider to NovaBay of the advisory services (the “Services”) described on Exhibit A attached hereto. PM shall use commercially reasonable efforts to perform the Services in a manner satisfactory to the NovaBay.

2. Fees and Expenses. As consideration for the Services to be provided by PM and other obligations set forth in this Agreement, NovaBay shall pay to PM the amounts specified in Exhibit B attached hereto at the times specified therein.

3. Term and Termination. Unless this Agreement is earlier terminated as provided herein, PM shall provide the Services to NovaBay for a period commencing on the date hereof and ending on the date that is thirty-six (36) months from the date hereof, unless further extended in writing by NovaBay. PM or NovaBay may terminate this Agreement at any time upon sixty days written notice to the other party; provided, however, that any termination by NovaBay pursuant hereto may not be effected prior to February 12, 2008. The period during which this Agreement is in force is hereafter described as the “Term”.

4. Independent Contractor. PM’s relationship with NovaBay shall be that of an independent contractor and not that of an employee. PM shall not be eligible for any employee benefits, nor shall NovaBay make deductions from amounts payable to PM for taxes, all of which will be PM’s responsibility. PM agrees to indemnify and hold NovaBay harmless from liability for, or assessment of, any such taxes imposed on NovaBay by relevant taxing authorities as a result of this Section 4. PM shall have no authority to enter into contracts that bind NovaBay or create obligations on the part of NovaBay without the prior written authorization of the NovaBay’s Chief Executive Officer.

5. Supervision of PM’s Services. All services to be performed by PM, including but not limited to the Services, will be as agreed between PM and NovaBay’s Chief Financial Officer. PM will report to NovaBay’s Chief Financial Officer concerning the Services performed under this Agreement. The nature and frequency of such reports shall be at the reasonable discretion of the NovaBay’s Financial Officer.

6. Use of Information; Confidentiality. The NovaBay agrees to furnish (or use reasonable efforts to cause other parties to furnish) PM with such information as it reasonably requests in connection with PM’s performance of the Services (the “Information”). The NovaBay agrees to inform PM upon becoming aware that any of the Information is materially inaccurate, incomplete or misleading during the Term and NovaBay agrees that PM bears no responsibility for the accuracy and completeness of the Information and that PM will be using and relying on the Information without performing independent verification or evaluation of any part of the Information.

PM will treat all non-public Information confidentially and will not disclose such Information except (i) as necessary to perform the Services to PM’s officers, employees, agents and representatives, who shall be bound by like confidentiality requirements (ii) with NovaBay’s prior consent, (iii) if such Information is made publicly available other than by PM in violation of this Agreement, or (iv) as is otherwise required by law or judicial or regulatory process.

7 Indemnification. NovaBay and PM agree to the provisions with respect to their mutual indemnification as set forth in Annex A, which is incorporated by reference into this Agreement.

8. Miscellaneous.

(a) Amendments and Waivers. The Term and any subsequent term of this Agreement may be amended or waived only with the written consent of the parties.

(b) Entire Agreement. This Agreement, including the exhibits and annex attached hereto and thereto, constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all oral negotiations and prior writings with respect to the subject matter hereof and thereof, as applicable.

(c) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed effective: (i) upon personal delivery; (ii) upon confirmed transmission by telecopy or telex; or (iii) three (3) business days after deposit with the United States Post Office, by registered first class mail, postage prepaid.

(d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without giving effect to the principles of conflict of laws.

(e) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties hereto agree to renegotiate such provision(s) in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision(s), then: (i) such provision(s) shall be excluded from this Agreement; (ii) the balance of this Agreement shall be interpreted as if such provision(s) were so excluded; and (iii) the balance of this Agreement shall be enforceable in accordance with its terms.

(f) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(g) Governance; Arbitration. Any dispute or claim arising out of or in connection with any provision of this Agreement shall be finally settled by binding arbitration in San Francisco, California in accordance with the Commercial Arbitration Rules of the American Arbitration Association, by one arbitrator appointed in accordance with such rules. The arbitrator shall apply the laws of the State of California to the resolution of any dispute without giving effect to the principles of conflict of laws or rules of statutory arbitration. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this Section 8(g), without breach of this Section.

(i) Advice of Counsel. EACH PARTY ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

[Remainder of page intentionally left blank]

The parties have executed this Agreement on the respective dates set forth below.

NOVABAY PHARMACEUTICALS, INC., a California corporation

By:	/s/ JACK O’REILLY
Its:	Chief Financial Officer
Address:	5980 Horton Street, Suite 550 Emeryville, California

Fax Number:	510-740-0752

Date:	Feb. 14, 2007

PM

By:	/s/ PATRICK CHURCHILL
Its:	Director
Address:	3 Place du Folies, Monaco

Fax Number: 377 97 77 70 68

Date:	Feb. 14/07

CONFIDENTIAL

EXHIBIT A

DESCRIPTION OF FINANCIAL ADVISORY AND INVESTOR RELATIONS

SERVICES

Subject to the terms and conditions set out herein, PM agrees to perform one or more of the following activities as they may be requested by the NovaBay:

a)	Assist NovaBay in the preparation of investor presentations;

b)	Advise NovaBay with its strategy in proceeding with an Initial Public Offering on the Toronto Exchange.

c)	Advise NovaBay’s senior management on obtaining aftermarket support for its publicly listed securities after IPO is completed;

d)	Advise NovaBay’s senior management on on-going financing strategy;

e)	Advise NovaBay on potential relationships with non-U.S. financing parties that could provide financing for joint-ventures in specific therapeutic or geographic areas;

f)	Advise NovaBay’s senior management on obtaining research coverage outside the United States for its publicly listed securities after the IPO is completed;

g)	Assist NovaBay’s senior management in identifying appropriate means of communicating with non- U.S. investors and assist NovaBay in obtaining access to appropriate investor conferences;

h)	Attend, in person or by teleconference, such meetings of the Board of Directors or committee thereof as senior management may reasonably request; and

i)	Perform such other services as agreed upon between PM and NovaBay.

Notwithstanding the foregoing or any other provision of this Agreement, PM is not an agent of NovaBay and has no authority to, and shall not: (a) enter into any commitments, transactions or agreements on behalf of NovaBay; (b) hold any funds or offer to sell or sell any securities on behalf of NovaBay in connection with the IPO or otherwise; (c) contact any potential investors or other third parties in connection with the IPO or any other financing transaction for purposes of identifying potential investors or raising funds for NovaBay; (d) attend any meetings with potential investors in connection with the IPO or any other financing transaction or (e) perform any act under or in connection with the Agreement or relating to the IPO or other financing transaction that would require PM to become licensed as a securities or personal property broker or dealer under applicable law.

CONFIDENTIAL

EXHIBIT B

COMPENSATION

For Financial Advisory and Investor Relations Services, PM will be entitled to receive the following fees:

A monthly fee of $28,000.00 to be paid by NovaBay within ten days of the beginning of each month beginning with the month of March 2007.

In the event that PM meets specific performance goals, that will be agreed between NovaBay and PM over the initial month of this agreement, by September 30 2007, then NovaBay’s management will recommend to its Board of Directors the grant of such number of stock options (NQOs- non-qualified options) as the Board may determine. Whether any options are granted pursuant to this Agreement shall be determined by NovaBay in the absolute sole discretion of its Board of Directors. If so granted, the options shall vest in equal quarterly installments during the term of this Agreement, and as of the date of termination of this Agreement any unvested options shall be terminated. The life of the options shall be determined by the Board of Directors.

All expenses incurred by PM in performing its consulting services in accordance with this agreement shall be for the account of PM, unless agreed in writing prior to the incurrence of such expenses.

NovaBay shall have the right to prepay the monthly fees for the remainder of the Contemplated Term of the Agreement and shall receive a discount as follows on the remaining fees due:

•	25% if such prepayment is made on or before September 30, 2007

•	20% if such prepayment is made on or before December 31, 2007

•	15% if such prepayment is made on or before March 31, 2008

•	10% if such prepayment is made on or before June 30, 2008

•	5% if such prepayment is made on or before December 31, 2008

In the event that PM terminates this agreement in accordance with paragraph 3 of this agreement, then PM will immediately repay to NovaBay the pro-rated amount of such prepayment equal to the amount prepaid times the number of months remaining in the term prior to cancellation divided by the number of months prepaid.

PM represents, warrants and agrees that:

(i) PM is not in the United States or a “U.S. Person” as defined in Regulation S under the U.S. Securities Act of 1933, as amended (the “1933 Act”);

(ii) PM will not acquire any options or exercise options on behalf of, or for the account or benefit of, any person in the United States or a U.S. Person;

(iii) any options granted to PM and securities issuable upon exercise or conversion thereof will not be registered under the 1933 Act, and any such options will not be exercisable or convertible in the United States or by or on behalf of a U.S. Person unless an exemption from registration under the 1933 Act is available and NovaBay has received an opinion of counsel in form and substance satisfactory to NovaBay that registration under the 1933 Act is not required;

(iv) securities issuable upon exercise or conversion of any options issued to PM will be “restricted securities” as defined in Rule 144 under the 1933 Act and may not be offered, sold or transferred by PM unless an exemption from registration is available and NovaBay has received an opinion of counsel in form and substance satisfactory to NovaBay that registration under the 1933 Act is not required; and

(v) option agreements, certificates or other documents representing the options or shares issued upon exercise or conversion of the options shall contain legends with the restrictions set forth above and such other restrictive legends as may be required by applicable law or agreement with PM.

ANNEX A: INDEMNIFICATION

Indemnification. The NovaBay and PM each shall indemnify and defend the other and the other’s affiliates, directors, officers, employees, agents, consultants, attorneys, accountants and other representatives (each an “Indemnified Person” in this subsection (a)) and shall hold each Indemnified Person harmless, to the fullest extent permitted by law, from and against any and all claims, liabilities, losses, damages and expenses (including reasonable attorney’s fees and costs), as they are incurred, in connection with this Agreement or the Services, resulting from the indemnifying party’s negligence, bad faith or willful misconduct in connection with this Agreement or the Services, any violation by the indemnifying party (not caused by an Indemnified Person) of Federal or state securities laws in connection with the Offering, or any breach by the indemnifying party of this Agreement. In case any litigation or proceeding shall be brought against any Indemnified Person under this section, the indemnifying party shall be entitled to assume the defense of such litigation or proceeding with counsel of the indemnifying party’s choice at its expense (in which case the indemnifying party shall not be responsible for the fees and expenses of any separate counsel retained by such Indemnified Person, except in the limited circumstances described below in this section); provided, however, that such counsel shall be reasonably satisfactory to the Indemnified Person. Notwithstanding the indemnifying party’s election to assume the defense of such litigation or proceeding (a) such Indemnified Person shall have the right to employ separate counsel and to participate in the defense of such litigation or proceeding, and (b) the indemnifying party shall bear the reasonable fees, costs and expenses of separate counsel if (but only if) the use of counsel selected by the indemnifying party to represent such Indemnified Person would present such counsel with a conflict of interest under applicable laws or rules of professional conduct.